SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-A/A

                              Amendment to Form 8-A


                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934


                              Fine Host Corporation
                              ---------------------
             (Exact name of registrant as specified in its charter)


                Delaware                                 06-1156070
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


       3 Greenwich Office Park
             Greenwich, CT                                          06831
(Address of principal executive offices)                          (Zip Code)


If this form relates to the                 If this form relates to the
registration of a class of                  registration of a class of
securities pursuant to Section 12(b)        securities pursuant to Section 12(g)
of the Exchange Act and is effective        of the Exchange Act and is effective
pursuant to General Instruction             pursuant to General Instruction
A.(c), please check the following           A.(d), please check the following
box. |_|                                    box. |_|


Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class                            Name of each exchange on which
to be so registered                            each class is to be registered
-------------------                            ------------------------------

       None                                                 None

Securities to be registered pursuant to Section 12(g) of the Act:

                                  Common Stock,
                            par value $.05 per share
                            ------------------------
                                (Title of Class)



NY2:\566643\01\C58301!.DOC\45377.0003

Item 1.   Description of Registrant's Securities to be Registered.

                  Pursuant to an order, dated May 18, 1999, of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") confirming the Second Amended Plan of Reorganization (the "Plan") of Fine Host Corporation (the "Company"), (i) the Bankruptcy Court approved the Company's Restated Certificate of Incorporation, which was filed with the Delaware Secretary of State on May 27, 1999 (the "Restated Charter"), and (ii) the Company's existing common stock, $.01 par value per share (the "Old Common Stock"), was cancelled. Pursuant to the Restated Charter, (i) the par value of the Company's capital stock was changed to $.05 per share, and (ii) the Company is authorized to issue 20,000,000 shares, consisting of (a) 15,000,000 shares of Common Stock, par value $.05 per share (the "New Common Stock"), and (b) 5,000,000 shares of Preferred Stock, par value $.05 per share.

                  In addition, pursuant to the Plan, the Company will issue warrants to purchase an aggregate of 1,000,000 shares of New Common Stock to holders of certain claims against the Company and the holders of the Company's Old Common Stock. The warrants will have an exercise price of $13.16 per share, and will be exercisable until May 27, 2001.

Item 2.   Exhibits.

1. Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on May 27, 1999.

2.       Amended and Restated Bylaws of the Company.

3.       Specimen of the Company's Common Stock Certificate.

                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


Date: June 10, 1999

                                      FINE HOST CORPORATION

                                      By: /s/ Ellen Keats
                                          -----------------------------------
                                          Ellen Keats
                                          Senior Vice President and Secretary

                                  EXHIBIT INDEX

Exhibit
Number            Description
------            -----------

1 Restated Certificate of Incorporation of the Company, filed with the Secretary of State of the State of Delaware on May 27, 1999.

2          Amended and Restated Bylaws of the Company.

3          Specimen of the Company's Common Stock Certificate.